Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-215080 on Form S-4 (this “Registration Statement”) of Tesoro Corporation of our reports dated February 26, 2016 (December 8, 2016 as to the segment information described in Note 1 and Note 3, and subsequent events information described in Note 31) relating to the consolidated financial statements, appearing in the Current Report on Form 8-K, dated December 8, 2016 of Western Refining, Inc. and our report on the effectiveness of Western Refining, Inc. and its subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Western Refining, Inc. for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the joint proxy statement/prospectus, which is part of this Registration Statement.

/s/ DELOITTE AND TOUCHE LLP

Phoenix, Arizona
January 18, 2017